Exhibit 10.2

EXECUTION COPY

U.S. EMPLOYEE MATTERS AGREEMENT

by and between

MORGAN STANLEY

and

DISCOVER FINANCIAL SERVICES

Dated as of June 30, 2007

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U.S. EMPLOYEE MATTERS AGREEMENT

THIS U.S. EMPLOYEE MATTERS AGREEMENT dated as of June 30, 2007 between Morgan Stanley, a Delaware corporation (“Morgan Stanley”), and Discover Financial Services, a Delaware corporation (“Discover”) (collectively, the “Parties”).

RECITALS

WHEREAS, Morgan Stanley and Discover have entered into a Separation and Distribution Agreement of even date herewith (the “Distribution Agreement”) pursuant to which Morgan Stanley will distribute on a pro rata basis to the holders of Morgan Stanley’s Common Stock, par value $0.01 per share (“Morgan Stanley Common Stock”), without any consideration being paid by such holders, all of the outstanding shares of Common Stock, par value $0.01 per share of Discover (“Discover Common Stock”) then owned by Morgan Stanley (the “Distribution”).

WHEREAS, in connection with the Distribution, Morgan Stanley and Discover desire to enter into this U.S. Employee Matters Agreement as a complement to the Distribution Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and in the Distribution Agreement, the Parties hereto agree as follows:

ARTICLE 1

SCOPE AND DEFINITIONS

Section 1.01. Scope. Notwithstanding anything to the contrary contained herein (i) this Agreement shall not apply with respect to any Employee whose primary employer within the Morgan Stanley Group or Discover Group is or was an entity domiciled in the United Kingdom, except that this Agreement shall apply with respect to the employees listed on Schedule 1.01(i) solely to the extent relevant with respect to the appropriate treatment of the benefits of such employees addressed herein and not addressed in the U.K. Employee Matters Agreement and (ii) the terms of this Agreement shall apply only to the extent relevant with respect to the appropriate treatment of any Employee whose primary employer within the Morgan Stanley Group or Discover Group is or was an entity domiciled in a country other than the United Kingdom or the U.S. or in Puerto Rico. For the avoidance of doubt, any relevant portions of this Agreement shall apply with respect to the Employees listed on Schedule 1.01(ii) hereof (who are Employees who are or have been located outside the U.S., but are or have been covered under U.S. compensation and benefit plans and arrangements). However, this Agreement shall not apply with respect to the Employees listed on Schedule 1.01(iii) hereof (who are Employees who are, as of the date hereof, located within the U.S. but are employed by U.K. entities and covered under U.K. compensation arrangements and benefit plans and arrangements).

Section 1.02. Definitions. Unless otherwise defined herein, each capitalized term shall have the meaning specified for such term in the Distribution Agreement. As used in this Agreement:

“Agreement” means this U.S. Employee Matters Agreement together with those parts of the Distribution Agreement referenced herein, all Schedules hereto and all amendments, modifications and changes hereto and thereto.

“Business Day” means any day, other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law to close.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Part 6 of Subtitle B of Title I of ERISA and at Section 4980B of the Code, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Conversion Ratio” means the closing price of Morgan Stanley common stock immediately prior to the Distribution divided by the opening price of Discover common stock immediately following the Distribution, in each case as reported on the New York Stock Exchange.

“Discover Business Employee” means any individual who is, immediately prior to the Distribution, employed by Morgan Stanley, Discover or any of their respective Subsidiaries and has employment duties primarily related to the Discover Business, as reasonably agreed by the Parties consistent with the foregoing description. A Discover Business Employee may not be a Morgan Stanley Business Employee.

“Discover Equity Plans” shall mean one or more plans adopted by Discover and approved by Morgan Stanley, as shareholder of Discover, under the authority of which the Discover equity awards described in Article 3 shall be issued.

“Discover Initial Price” shall mean the opening price of Discover common stock immediately following the Distribution as reported on the New York Stock Exchange.

“Discover Non-ERISA U.S. Benefit Arrangement” means any Non-ERISA U.S. Benefit Arrangement sponsored or maintained by Discover.

“Discover Pension and Welfare Benefit Plan” means any Pension Plan or Welfare Plan sponsored or maintained by Discover or a Discover Subsidiary.

“Discover RSU” shall mean a right, issued in accordance with Section 3.02, representing the contractual entitlement to receive one share of Discover Common Stock in accordance with the terms and conditions of the award and the Discover Equity Plans under which the Discover RSU is granted.

“Discover Stock Option” shall mean a right, issued in accordance with Section 3.01, representing the contractual entitlement to purchase one share of Discover Common Stock in accordance with the terms and conditions of the award and the Discover Equity Plans under which the Discover Stock Option is granted.

“Discover Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are expected to be directly or indirectly owned by Discover immediately after the Distribution.

“Employee” means any Morgan Stanley Business Employee or Former Morgan Stanley Employee or Discover Business Employee or Former Discover Employee.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“FMLA” means the U.S. Family Medical Leave Act, as amended.

“Former Discover Employees” has the meaning set forth in Section 2.02(c).

“Former Morgan Stanley Employees” has the meaning set forth in Section 2.02(b).

“HIPAA” means the U.S. Health Insurance Portability and Accountability Act, as amended.

“IRS” means the U.S. Internal Revenue Service.

“Morgan Stanley Business Employee” means any individual who is, immediately prior to the Distribution, employed by Morgan Stanley or any of its Subsidiaries or Affiliates and is not a Discover Business Employee.

“Morgan Stanley CMDS Committee” shall mean the Compensation, Management Development and Succession Committee of the Board of Directors of Morgan Stanley.

“Morgan Stanley Equity Plans” shall mean any plan or arrangement under the authority of which Morgan Stanley has granted compensatory stock options, restricted stock units or any other compensatory awards based on Morgan Stanley Common Stock, which awards are outstanding on the Distribution Date.

“Morgan Stanley ESPP” means the Morgan Stanley Employee Stock Purchase Plan.

“Morgan Stanley Final Price” shall mean the closing price of Morgan Stanley common stock immediately prior to the Distribution as reported on the New York Stock Exchange.

“Morgan Stanley Non-ERISA U.S. Benefit Arrangement” means any Non-ERISA U.S. Benefit Arrangement sponsored or maintained by Morgan Stanley.

“Morgan Stanley Pension and Welfare Benefit Plan” means any Pension Plan or Welfare Plan sponsored or maintained by Morgan Stanley or a Morgan Stanley Subsidiary.

“Morgan Stanley RSU” shall mean a right representing a contractual entitlement to one share of Morgan Stanley Common Stock, in accordance with the terms of the relevant award and the Morgan Stanley Equity Plans under which the Morgan Stanley RSU is granted.

“Morgan Stanley Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are expected to be directly or indirectly owned by Morgan Stanley immediately after the Distribution.

“Morgan Stanley Stock Option” shall mean a right representing the contractual entitlement to purchase one share of Morgan Stanley Common Stock in accordance with the terms of the relevant award and the Morgan Stanley Equity Plans.

“MS 401(k) Plan” means the Morgan Stanley 401(k) Plan (f/k/a the Morgan Stanley DSP/START Plan).

“MS ESOP” means the Morgan Stanley Employee Stock Ownership Plan.

“MS Excess Plan” means the Morgan Stanley & Co. Incorporated Excess Benefit Plan.

“MS Pension Plan” means the Morgan Stanley Employees Retirement Plan.

“MS Retiree Medical Plan” means that portion of the Morgan Stanley Health and Welfare Benefits Plan that provides post-employment medical benefits beyond those required to be provided pursuant to COBRA.

“MS SERP” means the Morgan Stanley Supplemental Executive Retirement Plan.

“Non-ERISA U.S. Benefit Arrangement” means any contract, agreement, policy, practice, program, plan, trust or arrangement, other than a Pension Plan or Welfare Plan, providing for benefits, perquisites or compensation of any nature to any Employee, or to any family member, dependent or beneficiary of any such Employee, including, without limitation, disability, severance, health, dental, life, accidental death and dismemberment, travel and accident, tuition reimbursement, supplemental unemployment, vacation, sick, personal or bereavement days, holidays, retirement, deferred compensation, profit sharing, bonus, stock-based compensation or other forms of incentive compensation.

“Pension Plan” means any pension plan as defined in Section 3(2) of ERISA, without regard to Section 4(b)(4) or 4(b)(5) of ERISA.

“Welfare Plan” means any employee welfare plan as defined in Section 3(1) of ERISA, without regard to Section 4(b)(4) of ERISA.

“WARN” means the U.S. Workers Adjustment Retraining and Notification Act, as amended.

Section 1.03. Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution;

(c) references to any gender include the other gender;

(d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e) references to any Article, Section or Schedules mean such Article or Section of, or such Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause mean such clause of such Section or definition;

(f) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g) references to any agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h) references to any law (including statutes and ordinances) mean such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(j) accounting terms used herein shall have the meanings historically ascribed to them by Morgan Stanley and its Subsidiaries, including Discover, in its and their internal accounting and financial policies and procedures in effect prior to the date of this Agreement;

(k) if there is any conflict between the provisions of the Distribution Agreement and this Agreement, the provisions of this Agreement shall control with respect to the subject matter hereof; if there is any conflict between the provisions of the body of this Agreement and the Schedules hereto, the provisions of the body of this Agreement shall control unless explicitly stated otherwise in such Schedule;

(l) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(m) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Affiliates to take such action or refrain from taking such action, as the case may be; and

(n) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

ARTICLE 2

ASSIGNMENT OF EMPLOYEES

Section 2.01. Active Employees.

(a) Discover Business Employees. Except as otherwise set forth in this Agreement, effective not later than the Distribution Date, the employment of each Discover Business Employee who is employed by Morgan Stanley or a Morgan Stanley Subsidiary shall be assigned and transferred to Discover or a Discover Subsidiary. As of the Distribution Date, Discover shall and shall cause each Discover Subsidiary to continue the employment of each Discover Business Employee who is employed by Discover or a Discover Subsidiary. Discover shall, or shall cause the appropriate Discover Subsidiary to, honor any legal right of any Discover Business Employee or Former Discover Employee in a leave or other non-working status to return to work by providing such employee employment on terms that comply with such right.

(b) Morgan Stanley Business Employees. Effective not later than the Distribution Date, the employment of each Morgan Stanley Business Employee who is employed by Discover or a Discover Subsidiary shall be assigned and transferred to Morgan Stanley or a Morgan Stanley Subsidiary. As of the Distribution Date, Morgan Stanley shall and shall cause each Morgan Stanley Subsidiary to continue the employment of each Morgan Stanley Business Employee who is employed by Morgan Stanley or a Morgan Stanley Subsidiary. Morgan Stanley shall, or shall cause the appropriate Morgan Stanley Subsidiary to, honor any legal right of any Morgan Stanley Business Employee or Former Morgan Stanley Employee in a leave or other non-working status to return to work by providing such employee employment on terms that comply with such right.

(c) At-Will Status. Notwithstanding the above or any other provision of this Agreement, nothing in this Agreement shall create any obligation on the part of Morgan Stanley, Discover or any of their respective Affiliates to continue the employment of any employee for any definite period following the Distribution Date or to change the employment status of any employee from “at will.”

(d) Employee Secondment. Concurrently with the execution of this Agreement, the parties are entering into one or more Transition Services Agreements pursuant to which Morgan Stanley has agreed to provide certain services relating to the subject matter of this Agreement. In addition, and notwithstanding the foregoing, if and only to the extent necessary to preserve payroll, benefits, or other legal entitlements with respect to any employees (whether inside or outside the United States), a Discover Subsidiary and a Morgan Stanley Subsidiary may enter into one or more agreements whereby one such subsidiary may lease employees from another for a period of not more than three calendar months following the Distribution Date. Any such agreement(s) shall require the company benefiting from the services of such employee(s) to fully reimburse the leasing company for the full cost of the employee(s) remuneration and shall contain other terms and conditions consistent with an arm’s length commercial relationship between the leasing entity and the service recipient.

(e) Severance. Neither the Distribution nor any of the assignment, transfer or continuation of the employment of employees in connection therewith shall be deemed a severance of employment of any employee for purposes of any plan, policy, practice or arrangement of Morgan Stanley, Discover or any of their respective Subsidiaries, except as otherwise provided herein.

Section 2.02. Former Employees.

(a) General Principal. Except as otherwise provided in this Agreement, each former employee of Morgan Stanley or any Morgan Stanley Subsidiary or Discover or any Discover Subsidiary as of the Distribution Date will be considered a former employee of the business as to which his or her duties were primarily related immediately prior to his or her termination of employment with all of Morgan Stanley, Discover and their respective Affiliates.

(b) Former Morgan Stanley Employees. For these purposes, former employees of Morgan Stanley and the Morgan Stanley Subsidiaries shall be deemed to include (i) all employees who, as of their last day of employment with all of Morgan Stanley, Discover and their respective Affiliates, had employment duties primarily related to the Morgan Stanley Business and (ii) without limiting the foregoing, (x) all employees who, as of their last day of employment with all of Morgan Stanley, Discover and their respective Affiliates were employed by Morgan Stanley entities providing institutional or asset management services, including, without limitation, Van Kampen Funds Inc., Miller Anderson & Sherrard, LLP, Discover Brokerage Direct, Barra, Inc. and any other former Affiliate of the Dean Witter or Morgan Stanley Asset Management or Morgan Stanley Institutional Securities group and (y) all former employees of Morgan Stanley Credit Corporation (“MSCC”) whose last day of employment with MSCC and its Affiliates was on or after January 1, 2006 (collectively, the “Former Morgan Stanley Employees”).

(c) Former Discover Employees. Former employees of Discover and the Discover Subsidiaries shall be deemed to include (i) all employees who, as of their last day of employment with all of Morgan Stanley, Discover and their respective Affiliates, had employment duties primarily related to the Discover Business and (ii) without limiting the foregoing, (x) all employees who, as of their last day of employment with all of Morgan Stanley, Discover and their respective Affiliates were employed by Sears Roebuck and Co./Sears Holdings Corporation, The Allstate Corporation, Coldwell Banker Real Estate Corporation, Sears

Mortgage Corporation/Sears Mortgage Banking Group, Sears Savings Bank, any other former Sears Affiliate (other than an entity in the Dean Witter or Morgan Stanley Asset Management or Morgan Stanley Institutional Securities lines of business), former employees of SPS Payment Systems, Inc. and former employees of PULSE EFT Association LP and (y) all former employees of MSCC whose last day of employment with MSCC and its Affiliates was prior to January 1, 2006 (collectively, the “Former Discover Employees”).

Section 2.03. Employment Law Obligations.

(a) WARN Act. Morgan Stanley and the Morgan Stanley Subsidiaries shall be responsible for providing any necessary WARN notice (and meeting any similar state law notice requirements) with respect to any termination of any Morgan Stanley Business Employee. Discover and the Discover Subsidiaries shall be responsible for providing any necessary WARN notice (and meeting any similar state law notice requirements) with respect to any termination of any Discover Business Employee; provided, however, that Morgan Stanley and the Morgan Stanley Subsidiaries shall be responsible for providing any necessary WARN notice (and any similar state law notice requirements) to any Discover Business Employee or any governmental authority in connection with any transfer of the employment of any Discover Business Employee from a Morgan Stanley Group entity to a Discover Group entity in contemplation of the Distribution.

(b) Compliance With Employment Laws. On and after the Distribution Date (i) Morgan Stanley and the Morgan Stanley Subsidiaries shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related laws and requirements relating to the employment of the Morgan Stanley Business Employees and the treatment of the Former Morgan Stanley Employees in respect of their former employment with Morgan Stanley and its Affiliates and (ii) Discover and the Discover Subsidiaries shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related laws and requirements relating to the employment of the Discover Business Employees and the treatment of the Former Discover Employees in respect of their former employment with Morgan Stanley, Discover and their respective Affiliates. Without limiting the generality of the foregoing (i) Morgan Stanley and the Morgan Stanley Subsidiaries shall be responsible for administering compliance with the Morgan Stanley Group employee leave policies and the FMLA (and any similar applicable state law) as relates to Morgan Stanley Business Employees following the Distribution Date and (ii) Discover and the Discover Subsidiaries shall be responsible for administering compliance with the Discover Group employee leave policies and the FMLA (and any similar applicable state law) as relates to Discover Business Employees following the Distribution Date.

Section 2.04. Employee Records.

(a) Records Relating to Morgan Stanley Business Employees and Former Morgan Stanley Employees. All records and data in any form relating to Morgan Stanley Business Employees and Former Morgan Stanley Employees shall be the property of Morgan Stanley, except that data pertaining to such an employee and relating to any period that such employee was employed by Discover or a Discover Subsidiary shall be jointly owned by Morgan Stanley and Discover.

(b) Records Relating to Discover Business Employees and Former Discover Employees. All records and data in any form relating to Discover Business Employees and Former Discover Employees shall be the property of Discover, except that data pertaining to such an employee and relating to any period that such employee was employed by Morgan Stanley, Discover or any of their respective Subsidiaries prior to the Distribution shall be jointly owned by Morgan Stanley and Discover.

(c) Sharing of Records. The Parties shall provide each other such records and information only as necessary or appropriate to carry out their obligations under law, this Agreement or any other Distribution Document, or for the purposes of administering their respective employee benefit plans and policies. Records and data described in Section 2.04(b) available to Morgan Stanley, which are reasonably requested by Discover shall be provided to Discover as soon as reasonably practicable upon such request; provided Morgan Stanley shall use its reasonable best efforts to provide to Discover before the Distribution Date the records and data available to Morgan Stanley and listed on Schedule 2.04(c) hereof; and provided further that Discover shall reimburse Morgan Stanley for the reasonable costs and expenses associated with the provision of such records and data (including a reasonable allocable share of any compensation and overhead expense of personnel deployed to assist in the provision of such records and data, except to the extent that such cost is insignificant). Subject to applicable law, all information and records regarding employment and personnel matters of Discover Business Employees and Former Discover Employees shall be accessed, retained, held, used, copied and transmitted after the Distribution Date by Discover in accordance with all laws and policies relating to the collection, storage, retention, use, transmittal, disclosure and destruction of such records.

(d) Access to Records. To the extent consistent with this Agreement, access to such records after the Distribution Date will be provided to Morgan Stanley and Discover in accordance with the Distribution Agreement. In addition, notwithstanding anything to the contrary, Morgan Stanley shall retain reasonable access to those records necessary for Morgan Stanley’s continued administration of any plans or programs on behalf of Employees after the Distribution Date, provided that such access shall be limited to individuals who have a job-related need to access such records. Morgan Stanley shall also retain copies of all confidentiality and non-compete agreements with any Discover Business Employee or Former Discover Employee in which Morgan Stanley has a valid business interest.

(e) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all such information, Morgan Stanley and Discover shall each comply with all applicable laws, regulations and internal policies, and each Party shall indemnify and hold harmless the other Party from and against any and all liability, claims, actions, and damages that arise from a failure (by the indemnifying party or its agents) to so comply with all applicable laws, regulations and internal policies applicable to such information.

(f) No Access to Computer Systems or Files. Except as set forth in the Distribution Agreement or any Transition Services Agreement(s), no provision of this Agreement shall give either Party direct access to the computer systems or other files, records or databases of the other Party, unless specifically permitted by the owner of such systems, files, records or databases.

(g) Relation to Distribution Agreement. The provisions of this Section 2.04 shall be in addition to, and not in derogation of, the provisions of the Distribution Agreement governing Confidential Information and access to and use of employees, information and records, including Sections 5.01 and 5.05 of the Distribution Agreement.

Section 2.05. Morgan Stanley Executive Compensation Website.

(a) For a period of 12 months after the Distribution Date (the “Services Term”), Discover Business Employees and Former Discover Employees shall be afforded access to the Morgan Stanley Executive Compensation Website (the “Website”) in respect of equity awards relating to Discover shares. During such period, Discover shall not, and shall not allow any third party to:

(i) edit, modify, truncate, filter or change the order of the information contained on the Website including any Results Page or Destination Page, as such terms are defined below;

(ii) frame, obscure or modify the Website or any Results Page or Destination Page including (A) inserting any of Discover’s Brand Features, as such terms are defined below, on the Website or any Results Page or Destination Page, (B) displaying any other material or content in connection with the Website or any Results Page or Destination Page other than such material or content provided by Morgan Stanley in connection therewith or (C) providing a version of any Results Page or Destination Page different from the page an employee would access by going directly to the Results Page or Destination Page;

(iii) display any information contained on the Website, including any Results Page or Destination Page, to any third parties other than the employee accessing such Website;

(iv) minimize, remove or otherwise inhibit the full and complete display of the Website or any Results Page or Destination Page;

(v) modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from the Website or any other Morgan Stanley technology, content, data, routines, algorithms, methods, ideas, design, user interface techniques, software, materials, and documentation; or

(vi) remove, deface, obscure, or alter Morgan Stanley’s copyright notice, trademarks or other proprietary rights notices affixed to or displayed on the Website or any Results Page or Destination Page, or any other Morgan Stanley technology, software, materials and documentation;

(b) Morgan Stanley and Discover agree that, as between them (i) Morgan Stanley shall own all right, title and interest, including without limitation all Intellectual Property Rights, as such term is defined below, relating to the Website, including any Results Page or Destination Page (and any derivative works or enhancements thereof), and its Brand Features, including but not limited to, all software, technology, information, content, materials, guidelines and documentation provided in connection therewith; (ii) Discover shall not acquire any right, title, or interest therein, except for the limited use rights expressly set forth in this Section 2.05, and (iii) any rights not expressly granted herein are deemed withheld and reserved to Morgan Stanley.

(c) Subject to the terms and conditions of this Section 2.05, Morgan Stanley grants to Discover a limited, nonexclusive, nontransferable and nonsublicensable license during the Services Term to access the Website and display Morgan Stanley’s Brand Features in connection therewith, but in each case solely as provided in this Section 2.05.

(d) For purposes of this Section 2.05, the following terms shall have the meanings set forth below:

(i) “Brand Features” means the trade names, trademarks, service marks, logos, domain names, and other distinctive brand features of each party, respectively, as secured by such party from time to time.

(ii) “Destination Page” means any web page on the Website which may be accessed by clicking on any link on the Website or any Results Page.

(iii) “Intellectual Property Rights” means any trademark, service mark, trade name, mask work, invention, patent, copyright, trade secret, know-how, software (including any goodwill associated therewith) or any other similar type of proprietary intellectual property right and all applications, renewals, extensions, restorations and re-instatements thereof, now or hereafter in force and effect worldwide.

(iv) “Results Page” means the web page on which the results of the employee’s query are displayed.

ARTICLE 3

EQUITY COMPENSATION PLANS

Section 3.01. Stock Options. Morgan Stanley and Discover shall take any and all action as shall be necessary or appropriate, so that each award of Morgan Stanley Stock Options issued and currently outstanding under any Morgan Stanley Equity Plan held at the time of the Distribution Date by a Discover Business Employee shall be adjusted, pursuant to the terms of the Morgan Stanley Equity Plans and the Morgan Stanley Stock Options, by converting such options into Discover Stock Options on the first trading day immediately following the Distribution. Such adjustment shall be effected by replacing such Morgan Stanley Stock Options with substitute Discover Stock Options in a manner such that on the first trading day immediately following the Distribution, (i) each such holder of a Morgan Stanley Stock Option will receive a number of substitute Discover Stock Options equal to the Conversion Ratio multiplied by the number of Morgan Stanley Stock Options held by such holder, and (ii) the per share option exercise price of each such Discover Stock Option will be determined by dividing the exercise price of the original Morgan Stanley Stock Option by the Conversion Ratio, and such adjustment shall be effected in a manner intended to satisfy requirements of Section 424 of the Code and avoid treatment of the Discover Stock Options as non-qualified deferred compensation subject to Section 409A of the Code. Such substituted Discover Stock Options will in the sole and absolute judgment of the Morgan Stanley CMDS Committee preserve the aggregate intrinsic value of the original Morgan Stanley Stock Options for which they are substituted and the ratio in the original option of the exercise price to the fair market value of the stock by adjusting the number of shares purchasable and the exercise price, based on a comparison of the Morgan Stanley Final Price and the Discover Initial Price. Fractional shares shall be adjusted or compensated by Morgan Stanley as appropriate in the sole discretion of the Morgan Stanley CMDS Committee. Such substitute Discover Stock Options will take into account all employment with both Morgan Stanley and Discover, and their respective Subsidiaries and Affiliates, for purposes of determining when the Discover Stock Options will become exercisable and/or vest.

Section 3.02. Restricted Stock Units. Morgan Stanley and Discover shall take any and all action as shall be necessary or appropriate so that Discover Business Employees who hold Morgan Stanley RSUs will have each of their awards of Morgan Stanley RSUs adjusted pursuant to the terms of the Morgan Stanley Equity Plans and Morgan Stanley RSUs, by converting such Morgan Stanley RSUs into Discover RSUs on the first trading day immediately after the Distribution. Such adjustment shall be effected by replacing such Morgan Stanley RSUs with substitute Discover RSUs in a manner such that on the first trading day immediately following the Distribution each such holder of a Morgan Stanley RSU will receive a number of substituted Discover RSUs equal to the Conversion Ratio multiplied by the number of Morgan Stanley RSUs held by such holder. Such substituted Discover RSUs will take into account all employment with both Morgan Stanley and Discover, and their respective Subsidiaries and Affiliates, for purposes of determining when the Discover RSUs will vest and/or be paid. Such adjustment and replacement shall be conducted in a manner intended not to modify the treatment of the Discover RSUs under Section 409A of the Code from the treatment that would otherwise apply with respect to the corresponding Morgan Stanley RSU award. Fractional shares shall be adjusted or compensated by Morgan Stanley as appropriate in the sole discretion of the Morgan Stanley CMDS Committee.

Section 3.03. Approval and Terms of Equity Awards. Morgan Stanley, acting as the sponsor of the Morgan Stanley Equity Plans and as sole shareholder of Discover shall, and shall cause Discover to, take such actions and give or obtain such approvals as are necessary or desirable to ensure that the issuance of the Discover awards provided for in this Article 3 shall comply with all applicable tax, securities law and stock exchange requirements. The parties intend that each Discover Stock Option and Discover RSU (each, a “Discover Adjustment Award”) shall be (i) granted pursuant to governing plan terms of a Discover Equity Plan which are substantially similar to the plan terms of the relevant Morgan Stanley Equity Plan under which the relevant predecessor award was granted and (ii) subject to the terms of the applicable award agreement under which the relevant predecessor award was granted (as such plan and award documents may have been duly amended from time to time), except to the extent that the terms of such Discover Adjustment Award shall be varied pursuant to the terms of this Agreement or by any action of Discover.

Section 3.04. Responsibility For Tax Withholding, Reporting, And Social Insurance Contributions.

(a) Morgan Stanley and Discover agree that, unless prohibited by applicable law, Discover shall be responsible for all tax withholding and reporting obligations and shall pay the employer’s share of any social insurance tax obligations that arise in connection with the grant, vesting, exercise, transfer or other settlement of the adjusted replacement awards held by Discover Business Employees. Morgan Stanley and Discover further agree that, unless prohibited by applicable law, Morgan Stanley shall be responsible for all tax withholding and reporting obligations and shall pay the employer’s share of any social insurance tax obligations that arise in connection with the grant, vesting, exercise, transfer or other settlement of the equity awards held by Morgan Stanley Business Employees and Former Morgan Stanley Business Employees.

(b) With respect to equity awards held by Former Discover Employees, Morgan Stanley and Discover further agree that Discover shall be responsible for all tax withholding and reporting obligations and shall pay the employer’s share of any social insurance tax obligations that arise in connection with the exercise, transfer or other settlement of such awards, and that Morgan Stanley shall transfer to Discover, on a timely basis after such event, to the extent that such event gives rise to tax withholding or reporting obligations for Discover, the amount in cash of any income tax withholding and employee’s share of social insurance tax obligations, as well as any information regarding such event that Discover is obligated to report to the IRS, arising in connection therewith. For a period of two years following the Distribution Date, Morgan Stanley shall act as the agent of Discover for purposes of withholding income and payroll taxes and reporting and remitting such amounts to the IRS arising from or in connection with the exercise or settlement of equity awards held by such Former Discover Business Employees in accordance with the terms of this Section 3.04(b) and the agreements referred to in paragraph (c) below; provided, however that Morgan Stanley’s role as agent hereunder shall not extend to services which Morgan Stanley reasonably determines cannot practicably be performed by it, in light of applicable legal requirements and procedures of federal and state tax authorities. Without limiting the generality of the foregoing, during the second year of such two year period, Morgan Stanley shall not file or be responsible for filing Forms 940 or 941 on behalf of Discover, but in accordance with this Section 3.04(b) and with paragraph (c) below shall cooperate with Discover as necessary to timely provide the information needed by Discover for such forms in connection with the exercise and settlement of such equity awards. In addition, Morgan Stanley will remit to Discover for distribution through Discover payroll channels, all dividend equivalent amounts owing to Former Discover Business Employees in respect of outstanding Morgan Stanley equity awards. The agency and other services to be provided by Morgan Stanley pursuant to this Section 3.04 will be deemed to be “Services” being provided by Morgan Stanley as the “Provider” within the meaning of such terms as set forth in the Transition Services Agreement by and between Morgan Stanley and Discover dated as of June 30, 2007 (the “Transition Services Agreement”), and such Services will be provided in accordance with and governed by the terms of such agreement.

(c) Morgan Stanley and Discover agree to enter into any necessary agreements, including but not limited to the Transition Services Agreement, regarding the subject matter of this Section 3.04 to enable them to fulfill their respective obligations hereunder, including but not limited to compliance with all applicable laws and regulations regarding the reporting, withholding or remitting of income and social insurance taxes.

Section 3.05. No Change of Control. For the avoidance of doubt, the Distribution will not constitute a “change of ownership” or a “change in control” or a termination of the employment of any employee for purposes of Morgan Stanley equity awards which are outstanding as of the Distribution Date.

ARTICLE 4

EMPLOYEE STOCK PURCHASE PLAN

Section 4.01. ESPP. Discover Business Employees and Former Discover Employees shall be treated for purposes of the Morgan Stanley ESPP as terminated Morgan Stanley employees as of and after the Distribution Date and shall be entitled to receive benefits in accordance with the provisions of the ESPP; provided, however, that Morgan Stanley may take such actions as it deems appropriate with respect to the shares of Discover Common Stock received by participant accounts under the Morgan Stanley ESPP as a result of the Distribution, including, without limitation, modification of the plan and notification to plan participants to facilitate (i) the retention of such shares within the participant’s accounts under the plan in lieu of an automatic distribution of such shares to participants and/or (ii) an election by participants to receive distribution of such shares or direct the sale of such shares and the distribution of the proceeds of such sale to the participant; provided, further that Discover Business Employees shall not, as a result of any such changes, be treated any less favorably under the ESPP than similarly situated Morgan Stanley Business Employees. Discover Business Employees shall not contribute to the Morgan Stanley ESPP after the Distribution Date, unless they shall become employed by Morgan Stanley following the Distribution Date.

ARTICLE 5

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 5.01. General Principle.

(a) Cessation of Participation in Morgan Stanley Pension and Welfare Benefit Plans and Non-ERISA U.S. Benefit Arrangements. Morgan Stanley and Discover shall take any and all action as shall be necessary or appropriate so that participation in Morgan Stanley Pension and Welfare Benefit Plans and Morgan Stanley Non-ERISA U.S. Benefit Arrangements by all Discover Business Employees and Former Discover Employees shall terminate in connection with the Distribution as and when provided under this Agreement (or if not specifically provided under this Agreement, as of the close of business on the Distribution Date) and Discover and each Discover Subsidiary shall cease to be a participating employer under the terms of such Morgan Stanley Pension and Welfare Benefit Plans and Morgan Stanley Non-ERISA U.S. Benefit Arrangements as of such time.

Except as otherwise agreed below, Discover shall have all liabilities and all assets relating to employee benefits for Discover Business Employees and Former Discover Employees and Morgan Stanley shall have all liabilities and all assets relating to employee benefits for Morgan Stanley Business Employees and Former Morgan Stanley Employees.

(b) Assumption of Certain Obligations by Discover Group. Except as otherwise provided in this Agreement, effective as of the close of business on the Distribution Date, Discover shall assume or continue the sponsorship of, and none of Morgan Stanley or any Morgan Stanley Subsidiary shall have any further liability for or under, the following agreements, obligations and liabilities, and Discover shall indemnify Morgan Stanley and the Morgan Stanley Subsidiaries, and the officers, directors, and employees of each, and hold them harmless with respect to such agreements, obligations or liabilities:

(i) Agreements entered into between Morgan Stanley, its Subsidiaries or Affiliates and Discover Business Employees and Former Discover Employees;

(ii) Agreements entered into between Morgan Stanley, its Subsidiaries or Affiliates and independent contractors providing services primarily to the Discover Business;

(iii) All collective bargaining agreements, collective agreements, trade union, or works council agreements entered into between Morgan Stanley, its Subsidiaries or Affiliates and any union, works council, or other body representing only Discover Business Employees and Former Discover Employees;

(iv) All wages, salary, incentive compensation, commissions, bonuses and results share payable to Discover Business Employees and Former Discover Employees on or after the Distribution Date, without regard to when such wages, salary, incentive compensation, commissions, bonuses and results share are or may have been earned;

(v) All moving expenses and obligations related to relocation, repatriation, transfers, or similar items incurred by or owed to Discover Business Employees and Former Discover Employees;

(vi) All immigration-related, visa, work application, or similar rights, obligations and liabilities related to Discover Business Employees and Former Discover Employees; and

(vii) All liabilities and obligations whatsoever of the Discover Business with respect to claims made by or with respect to Discover Business Employees and Former Discover Employees or any other persons who at any time prior to the Distribution Date had employment duties primarily related to the Discover Business relating to any employee benefit plan, program or policy not otherwise retained or assumed by Morgan Stanley pursuant to this Agreement, including such liabilities relating to actions or omissions of or by Discover or any officer, director, employee or agent thereof prior to the Distribution Date.

Section 5.02. Establishment of Discover Plans. Except as otherwise provided in this Agreement, sponsorship of Morgan Stanley benefit plans that cover solely Discover Business Employees and Former Discover Employees shall be transferred to Discover no later than the Distribution Date. Morgan Stanley benefit plans that cover Discover Business Employees and Former Discover Employees and that also cover Morgan Stanley Business Employees and/or Former Morgan Stanley Employees shall be split into two separate plans, one covering Discover Business Employees and Former Discover Employees and one covering Morgan Stanley Business Employees and/or Former Morgan Stanley Employees, and sponsorship of the plans covering Discover Business Employees and Former Discover Employees shall be transferred to Discover immediately prior to the Distribution Date.

Section 5.03. Transfer of Assets and Liabilities. To the extent necessary to effectuate the foregoing, Discover and Morgan Stanley shall, in compliance with applicable law, transfer assets (if any) and liabilities of any such benefit plans to each other, including under the following plans:

(i) the MS Pension Plan;

(ii) the MS 401(k) Plan;

(iii) the MS ESOP;

(iv) MS Excess Plan; and

(v) MS SERP.

Section 5.04. Exceptions. Notwithstanding Section 5.02, Section 5.03, or any other provision of this Agreement to the contrary, the following plans in which both Morgan Stanley and Discover participate shall not be split:

(i) health, welfare and wellness plans described below in Section 8.01;

(ii) the MS ESPP; and

(iii) fringe benefit plans.

In addition, no transfer of assets or liabilities shall be made with respect to such plans.

Section 5.05. Cooperation. Discover and Morgan Stanley and their respective Affiliates shall cooperate to share data necessary for each other to administer their respective benefit plans. Except as provided under any Transition Services Agreement(s) or in any secondment agreement that may be entered into in accordance with Section 2.01(d), neither Discover nor Morgan Stanley shall charge the other any fee for such cooperation. Except as set forth in the Distribution Agreement or any Transition Services Agreement(s), this provision shall not require Discover or Morgan Stanley to provide the other with direct access to such company’s databases or records. This provision shall continue in effect as long as necessary.

Section 5.06. Service Credit.

(a) Service for Eligibility and Vesting. Except as otherwise provided in any other provision of this Agreement (i) for purposes of participation eligibility and vesting under the Discover Pension and Welfare Benefit Plans, Discover shall, and shall cause the Discover Subsidiaries to, give to each Discover Business Employee and Former Discover Employee service credit for any employment with Morgan Stanley or any Morgan Stanley Affiliate prior to the Distribution Date to the extent that such service is taken into account pursuant to the terms of the comparable Morgan Stanley plan and (ii) for purposes of participation eligibility and vesting under the Morgan Stanley Pension and Welfare Benefit

Plans, Morgan Stanley shall, and shall cause the Morgan Stanley Subsidiaries to, give to each Morgan Stanley Business Employee and Former Morgan Stanley Employee service credit for any employment with Discover or any Discover Affiliate prior to the Distribution Date, except under the MS SERP and MS Excess Plan; and provided, further, that the foregoing vesting service credit under any plan subject to Section 401(a) of the Code will be limited to the minimum amount of service credit required to fully vest the employee under the relevant plan.

(b) Service for Benefit Purposes. Except as otherwise provided in any other provision of this Agreement (i) for purposes of benefit levels and accruals, post-retirement welfare benefit contribution rates and benefit commencement entitlements under the Discover Pension and Welfare Benefit Plans, Discover shall, and shall cause the Discover Subsidiaries to, give to each Discover Business Employee and Former Discover Employee service credit for any employment with Morgan Stanley or any Morgan Stanley Affiliate prior to the Distribution Date to the extent that such service is taken into account pursuant to the terms of the comparable Morgan Stanley plan and (ii) for purposes of benefit levels and accruals, post-retirement welfare benefit contribution rates and benefit commencement entitlements under the Morgan Stanley Pension and Welfare Benefit Plans, Morgan Stanley shall, and shall cause the Morgan Stanley Subsidiaries to, give to each Morgan Stanley Business Employee and Former Morgan Stanley Employee service credit for any employment with Discover or any Discover Affiliate prior to the Distribution Date (including under the MS Retiree Medical Plan and for determining the level of retirement credits under the post-July 1, 2007 retirement design under the MS Pension Plan).

(c) Evidence of Prior Service. Notwithstanding anything to the contrary, but subject to applicable law, upon reasonable request by one Party to the other Party, the first Party will provide to the other copies of any records available to the first Party to document such service, plan participation and membership and cooperate with the first Party to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to such Discover Business Employees and Former Discover Employees.

Section 5.07. Plan Administration.

(a) Transition Services. Morgan Stanley will administer Discover’s benefit programs for a transitional period under the terms of the applicable Transition Services Agreement, which will include appropriate provisions relating to HIPAA.

(b) Administration. Discover shall, and shall cause the Discover Subsidiaries to, administer its benefit plans in a manner that does not jeopardize the tax favored status of the tax favored benefit plans maintained by Morgan Stanley and the Morgan Stanley Subsidiaries. Morgan Stanley shall, and shall cause the Morgan Stanley Subsidiaries to, administer its benefit plans in a manner that does not jeopardize the tax favored status of the tax favored benefit plans maintained by Discover and the Discover Subsidiaries.

(c) Participant Elections and Beneficiary Designations. All participant elections and beneficiary designations made under any Morgan Stanley plan prior to the date as of which assets or liabilities relating to that plan are transferred to Discover shall continue in effect under any plan maintained by Discover or any Discover Subsidiary to which liabilities are transferred pursuant to this Agreement until such time as the participant changes his or her elections or beneficiary designations in accordance with the procedures of the relevant plan, as the case may be.

ARTICLE 6

U.S. PENSION PLAN SPIN-OFF

Section 6.01. General Principle. Effective on or before the Distribution Date, Discover shall establish and adopt a defined benefit pension benefit plan and trust (the “Discover Pension Plan”) intended to be qualified under Code Section 401(a) and containing provisions that will provide to each Discover Business Employee and Former Discover Employee (and each alternate payee or beneficiary of such person) (the “Discover Pension Beneficiaries”) benefits identical to those accrued with respect to such person under the MS Pension Plan as of December 31, 2006 (the “Pension Measurement Date”). On or before the Distribution Date, Morgan Stanley shall (i) determine the Initial Transfer Amount (as defined below) and (ii) cause assets equal to the Initial Transfer Amount (adjusted as provided below) to be transferred to the trust under the Discover Pension Plan in the form described below (the “Initial Transfer”). As of the date of such transfer of the Initial Transfer Amount (the “Initial Transfer Date”), Discover shall commence making the required benefit payments under the terms of the Discover Pension Plan and shall assume all liabilities with respect to the payment of benefits previously accrued by the Discover Pension Beneficiaries under the MS Pension Plan. A Discover Business Employee shall not accrue benefits under the MS Pension Plan after the date on which such employee becomes eligible to participate under the Discover Pension Plan, unless such Discover Pension Beneficiary shall become employed by Morgan Stanley or a Morgan Stanley Subsidiary after such date. A Morgan Stanley Business Employee shall not accrue benefits under the Discover Pension Plan, unless such Morgan Stanley Business Employee shall become employed by Discover or a Discover Subsidiary. For purposes of the provisions in the MS Pension Plan bridging service for breaks in service of less than 12 months, a break in the service of an employee which includes a period of service as a Discover Business Employee or Former Discover Employee following the Distribution shall not be counted as a bridgeable break in service. Following the Initial Transfer Date (i) an enrolled actuary appointed by Morgan Stanley (the “MS Actuary”) shall determine the Final Pension Transfer Amount (as defined below) and (ii) a True-Up Adjustment shall be made with respect to the MS Pension Plan and the Discover Pension Plan, as provided below. The Parties shall use reasonable best efforts to cause the determination of the Final Pension Transfer Amount and the True-Up Adjustment to be completed as reasonably promptly as practicable, subject to the time frames established under Section 6.03, but in no event later than December 31, 2007. Before or promptly after the date hereof, Morgan Stanley and Discover shall file requests with the IRS for qualification determination letters under Code Section 401(a) with respect to the MS Pension Plan and the Discover Pension Plan and shall take any and all reasonable action, including the adoption of any amendments requested by the IRS, as shall be necessary to obtain such determination letters. The transfers hereunder shall occur prior to, but subject to the subsequent receipt of, favorable determination letters issued by the IRS with respect to the MS Pension Plan and Discover Pension Plan, copies of which shall be shared among Morgan Stanley and Discover promptly upon issuance.

Section 6.02. Determination and Transfer of Initial Transfer Amount. On or before the Distribution Date, with the assistance of the MS Actuary, Morgan Stanley shall establish and communicate to Discover the amount equal to 95% of the amount carried on Morgan Stanley pension plan books as attributable to benefits accrued by Discover Pension Beneficiaries under the MS Pension Plan as of the Pension Measurement Date, adjusted for contributions, distributions, trust gains and losses, payments and other appropriate items as of the Initial Transfer Date, all as estimated in good faith by Morgan Stanley (the “Initial Transfer Amount”). Following the determination of the Initial Transfer Amount by Morgan Stanley, Morgan Stanley shall cause to be transferred from the trust under the MS Pension Plan to the trust under the Discover Pension Plan assets having an aggregate Value (as defined below) equal to the Initial Transfer Amount. Such assets shall be in the form of cash, securities and other property, determined in accordance with the provisions below.

Section 6.03. Determination of the Final Pension Transfer Amount.

(a) Calculation of the MS Actuary. Following the Distribution Date, the MS Actuary shall determine the Final Pension Transfer Amount, which shall be equal to the amount required to be transferred from the MS Pension Plan to the Discover Pension Plan in respect of the assumption by the Discover Pension Plan of the benefit obligations of the MS Pension Plan for benefits accrued by the Discover Pension Beneficiaries as of the Pension Measurement Date plus any additional pension obligations in respect of benefits accrued by the Discover

Pension Beneficiaries under the MS Pension Plan between the Pension Measurement Date and the Distribution Date, as determined in accordance with Section 414(l) of the Code and the regulations thereunder and the actuarial assumptions and methods set forth in Schedule 6.03 hereof, as appropriately adjusted to reflect the following amounts arising after the Pension Measurement Date and before the True-Up Adjustment: (A) any distributions and contributions made in respect of the Discover Pension Beneficiaries, (B) administrative expenses of the MS Pension Plan reasonably allocable to the Discover Pension Beneficiaries, (C) earnings realized by the MS Pension Plan, (D) the net gain or loss (realized and unrealized) of the MS Pension Plan and (E) other appropriate items (the “Final Pension Transfer Amount”). Morgan Stanley and Discover shall each cause the appropriate amount of assets to be contributed to the MS Pension Plan prior to the Distribution Date so that the MS Pension Plan is deemed to be fully funded as of December 31, 2006 and no ERISA Section 4044 allocation is required. Promptly upon determination of the Final Pension Transfer Amount, Morgan Stanley shall cause the MS Actuary to provide to Discover a written statement of the Final Pension Transfer Amount, a summary of the calculation of such amount (the “Pension Statement”) and a written statement that the sum of the Initial Transfer Amount and the Final Transfer Amount satisfies the requirements of Section 414(l) of the Code.

(b) Resolution of Differences. Morgan Stanley shall provide Discover with all information reasonably necessary to review the calculation of the Final Pension Transfer Amount in all material respects and to verify that such calculations have been performed in a manner consistent with the terms of this Agreement. The determination of the Final Pension Transfer Amount by the MS Actuary shall be final, conclusive and binding for all purposes under this Agreement, unless Discover provides to Morgan Stanley, within thirty (30) days after receipt of the Pension Statement, a written objection prepared by an enrolled actuary retained by Discover setting forth in detail a reasonable basis for the conclusion that the Final Pension Transfer Amount set forth in the Pension Statement is understated by an amount in excess of 5%. Upon receipt of such objection, Morgan Stanley and Discover shall make a good faith attempt to resolve their dispute as to the Final Pension Transfer Amount. Should such dispute remain unresolved for more than thirty (30) days, Morgan Stanley and Discover shall promptly select and appoint a third enrolled actuary who is mutually satisfactory to both Parties. The third actuary shall recalculate the Final Pension Transfer Amount and if such recalculated amount exceeds the Final Pension Transfer Amount set forth in the Pension Statement by more than 5%, then such recalculated amount shall serve as the Final Pension Transfer Amount for all purposes under this Agreement. If such recalculated amount does not exceed the Final Pension Transfer Amount set forth in the Pension Statement by more than 5%, then for all purposes under this Agreement the Final Pension Transfer Amount shall be the Final Pension Transfer Amount as set forth in the

Pension Statement. The recalculation of such third party actuary shall be completed within thirty (30) days of the retention of such third party actuary and shall be conclusive as to any dispute with respect to the Final Pension Transfer Amount, except as set forth in Section 6.06 below. The cost of such third party actuary shall be divided equally between Morgan Stanley and Discover. Each Party shall be responsible for the cost of its own actuary.

Section 6.04. True-Up Adjustment. The following transfer shall be made promptly after the date that the Final Pension Transfer Amount is determined as set forth above: (A) if the Final Pension Transfer Amount exceeds the Initial Transfer Amount, Morgan Stanley shall promptly cause to be transferred from the MS Pension Plan trust to the Discover Pension Plan trust assets having a Value equal to such excess and (B) if the Initial Transfer Amount exceeds the Final Pension Transfer Amount, Discover shall promptly cause to be transferred from the Discover Pension Plan trust to the MS Pension Plan trust assets having a Value equal to such excess.

Section 6.05. Form and Selection of Assets to be Transferred. The assets to be transferred in the Initial Transfer and the True-Up Adjustment Assets will be transferred in-kind or in cash pro rata from each investment manager under the transferring plan in a manner that represents, as closely as commercially practical, a pro rata portion of each asset and position held by the manager as of the date of such transfer, except that reasonable adjustments shall be made where Morgan Stanley determines such transfers cannot reasonably be made by the MS Pension Plan due to investment manager account minimums or where other considerations prevent such pro rata transfers or render such pro rata transfers impractical. Notwithstanding the foregoing, in respect of long duration fixed income investments to be transferred from the MS Pension Plan to the Discover Pension Plan (i) a combination of cash and in-kind fixed income assets will be transferred from the MS Pension Plan to the Discover Pension Plan, (ii) such in-kind fixed income assets shall be transferred under accounts managed by State Street Global Advisors (no assets shall be transferred from other fixed income managers under the MS Pension Plan) and (iii) the Discover Pension Plan shall be entitled to an added amount equal to 50% of the investment transaction expenses associated with the initial investment of the cash transferred in respect of the fixed income component. For purposes of the Agreement, the “Value” of all pension assets shall be the value of such assets as determined in good faith by Morgan Stanley based on all relevant information known to Morgan Stanley at the time of such determination, including the most recent account statements or schedules of asset values provided to Morgan Stanley by any service providers maintaining or overseeing any such assets or any investment vehicles which represent or hold the relevant plan assets. Morgan Stanley shall select the assets to be transferred and provide a schedule of such assets to Discover 14 days prior to the transfer of such assets. Discover shall communicate to Morgan Stanley any objection to the schedule of the assets to be transferred promptly, and upon receipt by Morgan

Stanley of such objection, Morgan Stanley and Discover shall make a good faith attempt to resolve their dispute as to the assets to be transferred within the period remaining prior to the transfer of the assets. Should such dispute remain unresolved upon the asset transfer date, the assets shall be transferred in accordance with the schedule provided by Morgan Stanley. Any assets that are liquidated prior to transfer shall be reduced by the asset liquidation expenses actually incurred.

Section 6.06. Adjustment Payment for Data Errors. If, after the completion of the True-Up Adjustment, critical data used in the determination of the Final Pension Transfer Amount, the True-Up Adjustment or the Value of assets for purposes of the transfers under this Article 6 are determined to have been erroneous, the Final Pension Transfer Amount and True-Up Adjustment shall be recalculated using corrected data (but otherwise applying the same methodologies used to determine the Final Pension Transfer Amount) and upon completion of the recalculation Discover shall pay to Morgan Stanley, or Morgan Stanley shall pay to Discover, as the case may be, an amount necessary to reflect the corrected data; provided that no such correction payment shall be made unless the aggregate of all such correction adjustments is greater than 1% of the Final Pension Transfer Amount used for purposes of the original True-Up Adjustment. Any payment under this Section 6.06 shall be made by wire transfer in readily available funds. Notwithstanding the foregoing provisions of this Section 6.06, no payment or corrective adjustment shall be made by either Party with respect to an error unless the Party seeking such payment or adjustment has provided written notice identifying the specific error to the other Party prior to June 30, 2008.

ARTICLE 7

U.S. 401(K) PLAN AND ESOP

Section 7.01. General Principle. Effective on or before the Distribution Date, Discover shall establish and adopt a qualified employee cash or deferred arrangement under Code Section 401(k) (the “Discover 401(k) Plan”) containing a Discover common stock fund intended to be an employee stock ownership plan and a Morgan Stanley common stock fund, and intended to be qualified under Code Section 401(a) and containing provisions that will provide benefits for each Discover Business Employee and Former Discover Employee (and each beneficiary and alternate payee of such person) (the “Discover DC Plan Beneficiaries”) with equivalent benefit levels and forms of distribution to those in effect for the Discover DC Plan Beneficiaries as of the date of transfer of assets and liabilities with respect to such plans (as described below). Before or as soon as practicable after the Distribution Date, the assets and liabilities relating to the Discover DC Plan Beneficiaries under the MS 401(k) Plan and the MS ESOP shall be transferred to the Discover 401(k) Plan. Discover Business Employees

shall not make or receive additional contributions under the MS 401(k) Plan and the MS ESOP after the effective date of the Discover 401(k) Plan, unless such Discover Business Employee shall become employed by Morgan Stanley or a Morgan Stanley Subsidiary after such date. A Morgan Stanley Business Employee shall not participate in the Discover 401(k) Plan after the effective date of the Discover 401(k) Plan, unless such Morgan Stanley Business Employee shall become employed by Discover or a Discover Subsidiary after such date.

Section 7.02. Transfer of Accounts. Effective before or as soon as practical following the Distribution Date, but in no event later than six months following the Distribution Date, Morgan Stanley shall cause to be transferred from trusts under the MS 401(k) Plan and the MS ESOP to the trust under the Discover 401(k) Plan the aggregate amount that is credited to the accounts of the Discover DC Plan Beneficiaries (disregarding any participant loans from the plans) as of the date of transfer, but not less than or more than permitted by law, as determined by Morgan Stanley. The transfer shall be an in-kind transfer, subject to fund substitutions agreed between the relevant plan representatives and any other substitutions made by Morgan Stanley subject to the reasonable consent of the trustee of the Discover 401(k) Plan and shall include the transfer of the aggregate assets held in the accounts relating to each Discover DC Plan Beneficiary under the MS 401(k) Plan and MS ESOP and any participant loan notes held under such plans. Any assets that are liquidated prior to transfer shall be reduced by the asset liquidation expenses, such as commissions or early withdrawal penalties, actually incurred. Morgan Stanley shall cause the Discover 401(k) Plan to allocate the portion of any forfeiture account under the MS 401(k) Plan that relates to forfeitures by Former Discover Employees consistent with Morgan Stanley’s past practice regarding allocation of forfeitures under the MS 401(k) Plan. Before or promptly after the date hereof, Morgan Stanley and Discover shall file requests with the IRS for qualification determination letters under Code Section 401(a) and 401(k) (as applicable) with respect to the MS 401(k) Plan, MS ESOP and Discover 401(k) Plan and shall take any and all reasonable actions, including the adoption of amendments requested by the IRS, as shall be necessary to obtain such determination letters. The transfers under this Section 7.02 shall occur prior to, but subject to the subsequent receipt of favorable determination letters issued by the IRS with respect to the MS 401(k) Plan, MS ESOP, Discover 401(k) Plan, copies of which shall be shared among Morgan Stanley and Discover promptly upon issuance.

Section 7.03. Funding of 2007 Matching Contribution. Discover shall fund and allocate the full amount of any 2007 matching contribution accrued under the terms of the MS 401(k) Plan and MS ESOP to eligible Discover DC Plan Beneficiaries under the Discover 401(k) Plan within the time permitted by law (determined based on the terms of the MS 401(k) Plan and MS ESOP immediately prior to the transfer to the Discover 401(k) Plan as if the transfer to the Discover 401(k) Plan did not occur, but paid and contributed by Discover to the Discover 401(k) Plan).

Section 7.04. Continuing Obligations Regarding Proxy Statement, Tender Offers and Similar Rights and Restrictions. Discover shall provide all proxy materials to the trustee of the MS 401(k) Plan and MS ESOP to the extent necessary to pass through the voting rights on any Discover shares held in the MS 401(k) Plan and MS ESOP. Morgan Stanley shall provide all proxy materials to participants in the Discover 401(k) Plan to the extent necessary to pass through the voting rights on any Morgan Stanley shares held in the Discover 401(k) Plan.

ARTICLE 8

U.S. WELFARE BENEFIT PLANS

Section 8.01. General Principle and Exceptions.

(a) General Principle. Except as provided below and in Section 8.02, on or about May 31, 2007, liabilities relating to Discover Business Employees and Former Discover Employees shall be transferred to newly established Discover welfare benefit plans that shall contain the same benefit provisions as in effect for Discover Business Employees and Former Discover Employees immediately prior to such date, and Discover Business Employees and Former Discover Employees shall cease to participate in the Morgan Stanley welfare benefit plans. No assets shall be transferred on account of any such plans. Welfare benefit plans include health, welfare, and wellness benefits plans (including, medical, dental, prescription drug and vision benefits, life insurance, accidental death and disability insurance, business travel accident insurance, disability (STD and LTD), long term care, flexible spending accounts, severance, Employee Assistance Plan, wellness and similar types of plans). Discover Business Employees and Former Discover Employees shall not participate in Morgan Stanley welfare benefit plans following the effective date of the Discover plans described in this section, unless they shall become employed by Morgan Stanley after such date. Morgan Stanley Business Employees and Former Morgan Stanley Employees shall not participate in any Discover welfare benefit plans following the effective date of such plans, unless they shall become employed by Discover after such date.

(b) Exceptions. The following provisions shall supersede the provisions of Section 8.01(a) to the extent that the provisions of Section 8.01(a) are inconsistent with the following provisions:

(i) Discover Business Employees and Former Discover Employees shall continue to be covered under the Mayo Clinic and Medical Decision Support wellness plans (except Harris Health Trends, which coverage shall terminate on or about May 31, 2007);

(ii) Discover Business Employees and Former Discover Employees who participate in the Winged Keel portion of the Morgan Stanley LTD plan as of May 31, 2007 shall be permitted to continue those policies and maintain them on an individual basis;

(iii) Discover Business Employees and Former Discover Employees shall cease to be covered under the Morgan Stanley executive disability and life insurance plans on or about May 31, 2007, except that employees already contributing to an executive disability or life insurance policy shall be permitted to continue such policy on an individual basis;

(iv) Discover Business Employees and Former Discover Employees shall cease to be covered under the Morgan Stanley severance plan as of the Distribution Date;

(v) Morgan Stanley Business Employees and Former Morgan Stanley Employees shall cease to be covered under the Morgan Stanley SelectHealth Medical Option no later than the Distribution Date, the CMO contract for which shall be transferred to Discover effective no later than the Distribution Date;

(vi) Discover Business Employees and Former Discover Employees shall cease to be covered under the Morgan Stanley Kaiser Medical Options as of the Distribution Date; and

(vii) Discover Business Employees and Former Discover Employees shall cease to be covered under the Morgan Stanley VEBA as of the Distribution Date.

Section 8.02. Establishment of Discover Plans.

(a) General Rule. Subject to the provisions of 8.01 and this 8.02, Discover Business Employees and Former Discover Employees shall cease to participate in the Morgan Stanley welfare benefit plans on or about May 31, 2007. Discover shall indemnify Morgan Stanley for any liability relating to Discover Business Employees or Former Discover Employees on account of any such plan.

(b) Treatment of Claims Incurred. Morgan Stanley shall retain the liability for payment of all covered claims (including medical, dental, life insurance and long-term disability) and expenses incurred by any Discover Business Employee and beneficiaries thereof under the Morgan Stanley Welfare Plans and Morgan Stanley Non-ERISA U.S. Benefit Arrangements, and Discover shall not assume nor shall it be responsible for any liability with respect to any such claims or expenses. Discover shall have the liability only for covered claims incurred under the terms of the Discover Welfare Plans and Discover Non-ERISA U.S. Benefit Arrangements.

(c) Credit for Deductibles and Other Limits. With respect to each Discover Business Employee and Former Discover Employee, and each covered dependent, beneficiary, or other related party of such individual (the “Discover Welfare Plan Participants”), the Discover welfare benefit plans will give credit in the year of the Distribution Date for any amount paid under the comparable type Morgan Stanley plan by such Discover Welfare Plan Participant in the year of the Distribution Date toward deductibles, out-of-pocket maximum, or other, similar limitations to the extent such amounts are taken into account under the comparable type Morgan Stanley plan. For purposes of any life-time maximum out-of-pocket limit on expenses paid by a covered participant, the Discover welfare plans will recognize any expenses incurred by a Discover Welfare Plan Participant prior to the Distribution to the same extent such expenses would be recognized in respect of an active plan participant under the comparable type Morgan Stanley plan.

(d) COBRA. Effective as of the date of cessation of participation in the Morgan Stanley welfare benefit plans by the Discover Business Employees and Former Discover Employees (as provided above), Discover shall assume and satisfy all requirements under COBRA with respect to all Discover Business Employees and Former Discover Employees and their qualified beneficiaries, including for individuals who are already receiving benefits as of such date under COBRA.

(e) Disabled Persons. The Parties intend that any Employee who has, prior to the Distribution Date, become eligible to receive any long-term disability benefits pursuant to any third-party insurance policy applicable under any welfare benefit plan shall continue to be eligible to receive such benefits in accordance with the terms of such plan and policy.

Section 8.03. No Transfer of Assets. No assets held in the Morgan Stanley VEBA, the Morgan Stanley short term disability trust or any other trust, account or other funding vehicle shall be transferred between or on account of the Discover and Morgan Stanley welfare benefit plans, unless any such trust, account or funding vehicle shall have material net assets as of the Distribution Date, in which case the Parties shall negotiate in good faith to determine an equitable allocation of such assets.

Section 8.04. Insurance Contracts. To the extent any Morgan Stanley welfare benefit plan is funded through the purchase of an insurance contract, Morgan Stanley and Discover will cooperate and use their reasonable best efforts to “clone” such insurance contracts for Discover and to maintain any pricing discounts or other preferential terms for both Morgan Stanley and Discover through the end of the term of the applicable Transition Services Agreement. Morgan Stanley shall not be liable for failure to obtain such pricing discounts or other preferential terms for Discover. The cost of “cloning”, including any increases in premiums, charges or administrative fees relating to Discover Business Employees and Former Discover Employees shall be the obligation of Discover.

Section 8.05. Third Party Vendors. Except as provided below, to the extent any Morgan Stanley welfare benefit plan is administered by a third-party vendor, Morgan Stanley and Discover will cooperate and use their best efforts to “clone” any contract with such third-party vendor for Discover and to maintain any pricing discounts or other preferential terms for both Morgan Stanley and Discover. Morgan Stanley shall not be liable for failure to obtain such pricing discounts or other preferential terms for Discover. The cost of “cloning”, including any increases in premiums, charges or administrative fees relating to Discover Business Employees and Former Discover Employees shall be the obligation of Discover. Notwithstanding the foregoing, the record keeping and administration contract between Morgan Stanley and ACS and the consulting agreements between Morgan Stanley and Mercer HR Consulting shall not be cloned.

ARTICLE 9

FRINGE BENEFIT AND OTHER U.S. PLANS AND PROGRAMS

Section 9.01. General Principle and Exceptions.

(a) General Principle. Except as otherwise provided under this Agreement, effective on or about May 31, 2007, Discover Business Employees and Former Discover Employees shall not be eligible to participate in any of the following Morgan Stanley fringe benefit plans:

(i) the Morgan Stanley baby spoon program;

(ii) the Morgan Stanley service award program;

(iii) the Morgan Stanley adoption assistance program;

(iv) the Morgan Stanley commuter benefits plan;

(v) the Morgan Stanley legal assistance plan; and

(vi) any other plan, policy or arrangement of Morgan Stanley or a Morgan Stanley Subsidiary providing fringe benefits to employees or former employees.

Section 9.02. Transition of Coverage Under Plans and Programs.

(a) Commuter Benefit Plan. Effective as of June 1, 2007, Discover shall adopt a commuter benefits plan for Discover Business Employees with substantially the same terms as in effect as of May 31, 2007 under the Morgan Stanley commuter benefits plan. No Morgan Stanley commuter benefits will paid to Discover Business Employees in respect of commutation occurring after the Distribution Date.

(b) Legal Assistance Plan. Legal assistance benefits will not be provided to Discover Business Employees under the Morgan Stanley legal assistance program in respect of legal services after the Distribution Date; provided, however, that if a Discover Business Employee has begun a representation under the Morgan Stanley legal assistance program on or prior to May 31, 2007, such representation shall be covered under the Morgan Stanley legal assistance program through December 31, 2007 in accordance with the terms of that program.

(c) Service Award Program. Discover Business Employees who have reached their milestone anniversary on or prior to the date of the Distribution Date shall be entitled to receive a gift under the Morgan Stanley Service Award Program. Discover shall reimburse Morgan Stanley for the cost of providing such benefit in an amount determined consistently with the cost allocation method in effect prior to the Distribution Date. Discover Business Employees who reach their milestone anniversary after the Distribution Date shall not be eligible to receive a gift under the Morgan Stanley Service Award Program.

(d) Adoption Assistance Program. Discover Business Employees who have completed an adoption that is eligible under the Morgan Stanley Adoption Assistance Program on or prior to the Distribution Date shall be entitled to benefits under that program. Discover shall reimburse Morgan Stanley for the cost of providing such benefits in an amount determined consistently with the cost allocation method in effect prior to the Distribution Date. Discover Business Employees who complete an adoption after the Distribution Date shall not be eligible to receive benefits under the Morgan Stanley adoption assistance program.

(e) Baby Spoon Program. Discover Business Employees who are employed as of Distribution Date and have given birth to a baby or completed an eligible adoption prior to the Distribution Date shall be entitled to receive a baby spoon under the Morgan Stanley baby spoon program. Discover shall reimburse Morgan Stanley for the cost of providing such benefit in an amount determined consistently with the cost allocation method in effect prior to the Distribution Date. Discover Business Employees who give birth or complete adoption of a child after the Distribution Date shall not be eligible to receive a baby spoon under the Morgan Stanley baby spoon program.

ARTICLE 10

WORKERS COMPENSATION AND UNEMPLOYMENT COMPENSATION

Section 10.01. Allocation of Workers Compensation and Unemployment Claims. Discover shall have and assume the obligations for all claims and liabilities relating to workers compensation and unemployment compensation benefits for all Discover Business Employees and Former Discover Employees. Morgan Stanley shall have and assume the obligations for all claims and liabilities relating to workers compensation and unemployment compensation benefits for all Morgan Stanley Business Employees and Former Morgan Stanley Employees. Discover and Morgan Stanley shall make reasonable efforts to provide that workers compensation and unemployment insurance costs are not adversely affected for either of them by reason of the Distribution.

ARTICLE 11

COMPENSATION MATTERS AND GENERAL BENEFIT AND EMPLOYEE MATTERS

Section 11.01. Restrictive Covenants in Employment and Other Agreements. To the fullest extent permitted by the agreements and applicable law, Morgan Stanley hereby assigns, for and on behalf of itself and its Affiliates, to Discover or its appropriate Affiliate as designated by Discover all agreements containing restrictive covenants (including but not limited to confidentiality and non-competition provisions) between Morgan Stanley (or a Morgan Stanley Affiliate) and a Discover Business Employee, effective as of the Distribution Date. To the extent that assignment of such agreements is not permitted, following the Distribution, Discover and its Subsidiaries and Affiliates shall be considered to be successors to Morgan Stanley and its Subsidiaries and Affiliates for purposes of, and third-party beneficiaries with respect to, all agreements containing restrictive covenants (including but not limited to confidentiality and non-competition provisions) between Morgan Stanley (or a Morgan Stanley Subsidiary or Affiliate) and Discover Business Employees and between Morgan Stanley (or a Morgan Stanley Subsidiary or Affiliate) and Morgan Stanley Employees whom Discover reasonably determines have substantial knowledge of the Discover Business, such that each of Morgan Stanley, Discover and their respective Subsidiaries and Affiliates shall all enjoy the rights and benefits under such agreements (including, without limitation, rights and benefits as a third-party beneficiary), with respect to such Party’s and its respective Subsidiaries’ and Affiliates’ business operations; provided, however, that (a) in no event shall Morgan Stanley be permitted to enforce the restrictive covenant agreements against Discover Business Employees for action taken in their capacity as employees of Discover or its Subsidiaries, and (b) in no event shall Discover be permitted to enforce the restrictive covenants agreements of Morgan Stanley Business Employees for action taken in their capacity as employees of Morgan Stanley or its Subsidiaries.

Section 11.02. Non-Solicitation of Employees. For a period of eighteen months following the Distribution (i) neither Discover nor any Discover Subsidiary shall employ or knowingly solicit for employment any individual who is, or was within the six-month period prior to the solicitation, an employee of Morgan Stanley or any Morgan Stanley Affiliate, without the written consent of Morgan Stanley and (ii) neither Morgan Stanley nor any Morgan Stanley Subsidiary shall employ or knowingly solicit for employment any individual who is, or was within the six-month period prior to the solicitation, an employee of Discover or any Discover Affiliate, without the written consent of Discover. The foregoing shall not apply (a) to any individual whose employment was involuntarily terminated by the relevant former employer or (b) with respect to general solicitations made through print, media or internet advertisements that are not directed or focused on such individuals and any resulting employment.

Section 11.03. Severance. (a) Effective as of the Distribution Date, Discover may establish one or more severance plans and policies with respect to Discover Business Employees as Discover deems appropriate in its discretion. Morgan Stanley shall have no liability or obligation under any Morgan Stanley severance plan or policy with respect to Discover Business Employees who remain employed or whose employment terminates on or after the Distribution Date.

(b) Following the Distribution Date, Morgan Stanley shall continue to be responsible for administering all payments and benefits under the applicable Morgan Stanley severance policies or any termination agreements with Former Discover Employees whose employment has terminated prior to the Distribution Date for an eligible reason under such policies or in accordance with such agreements; provided that Discover shall reimburse, and shall indemnify Morgan Stanley, and its Subsidiaries and Affiliates, for any amounts payable to Former Discover Employees under such policies, and Discover shall be charged for the continuation of welfare plan benefits to such Former Discover Employees and their dependents on and after the Distribution Date on terms consistent with the methodology specified in the appropriate costs and reimbursement provisions of the applicable Transition Services Agreement.

(c) Morgan Stanley agrees to indemnify Discover against any loss or liability resulting from Morgan Stanley’s gross negligence, willful misconduct or bad faith in the administration of its severance policies or any termination agreement with a Discover Business Employee.

(d) It is not intended that any Discover Business Employee will be eligible for termination or severance payments or benefits from Morgan Stanley or its Subsidiaries or Affiliates as a result of the transfer or change of employment from Morgan Stanley to Discover or their respective Subsidiaries or Affiliates. Notwithstanding the preceding sentence, in the event that any such termination or severance payments or benefits become payable on account of such transfer, change or the refusal of a Discover Business Employee to accept employment with Discover, Discover shall indemnify Morgan Stanley, and its Subsidiaries and Affiliates, for the amount of such termination or severance payments or benefits.

Section 11.04. Accrued Vacation Days Off. Discover shall recognize and assume all liability for all vacation, holiday, sick leave, flex days, personal days and Paid-Time Off, including banked time, accrued by Discover Business Employees as of the Distribution Date and Discover shall credit each Discover Business Employee with such accrual.

Section 11.05. Leaves of Absence. Discover will continue to apply the leave of absence policies maintained by Morgan Stanley to inactive Discover Business Employees who are on an approved leave of absence as of the Distribution Date. Leaves of absence taken by Discover Business Employees prior to the Distribution Date shall be deemed to have been taken as employees of Discover.

Section 11.06. Morgan Stanley Assets. Except as otherwise set forth herein, Morgan Stanley shall retain all reserves, bank accounts, trust funds or other balances maintained with respect to Morgan Stanley Non-ERISA U.S. Benefit Arrangements.

Section 11.07. Morgan Stanley Deferred Compensation Plans. (a) For purposes of this Section 11.07, “Discover Deferred Compensation Accounts” shall mean, with respect to all Morgan Stanley non-qualified cash-based deferred compensation plans, the account balances under all such plans, as of June 30, 2007, of each Discover Business Employee and each Former Discover Employee who is a participant in any such plan. Morgan Stanley shall cause the Discover Deferred Compensation Accounts under any of such plans to be fully vested, for purposes of the respective plans, immediately prior to the Distribution Date. The aggregate employer liability in respect of the Discover Deferred Compensation Accounts shall be transferred to and assumed by Discover, except for any portion thereof that was credited to such account in respect of a period during which such employee was providing services to Morgan Stanley or to a Morgan Stanley affiliate other than Discover and its Subsidiaries.

(b) Beginning on the Distribution Date and continuing through the date of payment described herein, the return credited to the Discover Deferred Compensation Accounts shall be based exclusively on LIBOR, as determined by Morgan Stanley, reset monthly. On January 15, 2008, or as soon as administratively practicable thereafter, Morgan Stanley and Discover, as applicable, shall remit such account balances to the respective Discover Business Employees and Former Discover Employees.

ARTICLE 12

GENERAL PROVISIONS

Section 12.01. Preservation of Rights to Amend. The rights of Morgan Stanley or Discover to amend or terminate any plan, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 12.02. Confidentiality. Each Party agrees that the specific terms and conditions of this Agreement and any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith are confidential and are subject to the terms of the confidentiality provisions set forth in the Distribution Agreement.

Section 12.03. Administrative Complaints/Litigation. Except as otherwise provided in this Agreement, as of and after the Distribution Date, Discover shall assume, and be solely liable for, the handling, administration, investigation and defense of actions, including, without limitation, ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights and unemployment compensation claims, asserted at any time against Morgan Stanley, or Discover or their respective Affiliates by any Discover Business Employee or Former Discover Employee (including any dependent or beneficiary of any such Employee) or any other person, to the extent such actions or claims arise out of or relate to employment or the provision of services (whether as an employee, contractor, consultant, or otherwise) to or with the Discover Business. To the extent that any legal action relates to a putative or certified class of plaintiffs, which includes both Morgan Stanley Business Employees (or Former Morgan Stanley Employees) and Discover Business Employees (or Former Discover Employees) and such action involves employment or benefit plan related claims, reasonable costs and expenses incurred by the Parties in responding to such legal action shall be allocated among the Parties equitably in proportion to a reasonable assessment of the relative proportion of Morgan Stanley Business Employees (or Former Morgan Stanley Employees) and Discover Business Employees (or Former Discover Employees) included in or represented by the putative or certified plaintiff class. The procedures contained in the indemnification and related litigation cooperation provisions of the Distribution Agreement shall apply with respect to each Party’s indemnification obligations under this Section 12.03.

Section 12.04. Reimbursement and Indemnification. The Parties hereto agree to reimburse each other, within 30 days of receipt from the other Party of reasonable verification, for all costs and expenses which each may incur on behalf of the other as a result of any of the Welfare Plans, Pension Plans and Non-ERISA U.S. Benefit Arrangements and, as contemplated by Section 11.03, any termination or severance payments or benefits. All liabilities retained, assumed or indemnified against by Discover pursuant to this Agreement, and all liabilities retained, assumed or indemnified against by Morgan Stanley pursuant to this Agreement, shall in each case be subject to the indemnification provisions of the Distribution Agreement. Notwithstanding anything to the contrary, no provision of this Agreement shall require Discover or any Discover Subsidiary to pay or reimburse to Morgan Stanley or any Morgan Stanley Affiliate any benefit-related cost item that Discover or any Discover Subsidiary has previously paid or reimbursed to Morgan Stanley or any Morgan Stanley Affiliate.

Section 12.05. Costs of Compliance with Agreement. Except as otherwise provided in this Agreement or any other Distribution Document, each Party shall pay its own expenses in fulfilling its obligations under this Agreement.

ARTICLE 13

MISCELLANEOUS

Section 13.01. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

(a)	If to Morgan Stanley to:

Morgan Stanley

1585 Broadway

New York, NY 10036

Attn: Martin M. Cohen, Director of Company Law

Facsimile: (212) 507-3334

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, NY 10017

Attn: Paul Kingsley, Esq./Jeffrey Small, Esq.

Facsimile: (212) 450-3277/(212) 450-3500

(b)	If to Discover to:

Discover Financial Services

2500 Lake Cook Road

Riverwoods, IL 60015

Attn: General Counsel—Contracts

Facsimile: (224) 405-4584

or to such other addresses or telecopy numbers as may be specified by like notice to the other Party. All such notices, requests and other communications shall be deemed given, (a) when delivered in person or by courier or a courier services, (b) if sent by facsimile transmission (receipt confirmed) on a Business Day prior to 5 p.m. in the place of receipt, on the date of transmission (or, if sent after 5 p.m., on the following Business Day) or (c) if mailed by certified mail (return receipt requested), on the date specified on the return receipt.

Section 13.02. Amendments; No Waivers. From and after the Distribution, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Morgan Stanley and Discover, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(a) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto. If any Party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such Party under the Distribution Documents.

Section 13.04. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of laws rules thereof.

Section 13.05. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns. No Employee or other current or former employee of Morgan Stanley or Discover or any Subsidiary or Affiliate of either (or his/her spouse, dependent or beneficiary), or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder. Without limiting the foregoing, the provisions of this Agreement are not intended to, nor shall they confer upon any Person other than the Parties hereto any right or expectation as to the adoption, amendment, maintenance, continuation, operation or funding of any employee benefit plan, policy or arrangement.

Section 13.06. Entire Agreement. This Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any party hereto. Regardless of anything else contained herein, the parties do not intend for this Agreement to amend any employee benefit plans or arrangements.

Section 13.07. Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York County, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.01 shall be deemed effective service of process on such Party.

Section 13.08. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.09. Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a declaration, the Parties shall modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 13.10. Survival. All covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 13.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 13.12. Specific Performance. Each Party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching Party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching Party (i) to perform its obligations under this Agreement or (ii) if the breaching Party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other Party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching Party to secure the performance by the breaching Party of those obligations).

Section 13.13. Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of Discover or Morgan Stanley, nor any individual employed or previously employed by Discover or Morgan Stanley or their respective Affiliates and serving or previously serving as a fiduciary of any benefit plan of Discover or Morgan Stanley or their respective Affiliates (or any body consisting of such individuals), in his, her or its capacity as such, shall have any liability in respect of or relating to the covenants or obligations of Discover or Morgan Stanley under this Agreement and, to the fullest extent legally permissible, each of Discover and Morgan Stanley, for itself and its respective stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

Section 13.14. Mutual Drafting. This Agreement shall be deemed to be the joint work product of Morgan Stanley and Discover and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 13.15. Implementation.

(a) The parties shall use an operating committee (the “Operating Committee”) to implement the terms of this Agreement. Each of Morgan Stanley and Discover shall appoint an equal number of employees to the Operating Committee, such number to be as Morgan Stanley and Discover shall agree as appropriate. The Operating Committee will oversee the implementation and ongoing operation of this Agreement and shall attempt in good faith to resolve disputes between the parties. Each of the parties shall have the right to replace one or more of its Operating Committee members at any time with employees or officers with comparable knowledge, expertise and decision-making authority.

(b) The Operating Committee shall act by a majority vote of its members. If the Operating Committee fails to make a decision, resolve a dispute or agree upon any necessary action, the unresolved matter shall be referred to a Senior Officer of each of Morgan Stanley and Discover notified to the other party for such purpose from time to time, who shall attempt in good faith within a period of 14 days to conclusively resolve any such matter.

(c) During the term of this Agreement, the full Operating Committee shall meet at such times as it considers appropriate. Meetings of the Operating Committee may be in person or via teleconference and shall be convened and held in accordance with such procedures as the Operating Committee may determine from time to time.

Section 13.16. Effect if Distribution Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Distribution Agreement is terminated prior to the Distribution Date, this Agreement shall be of no further force and effect.

Section 13.17. Corporate Authorization. The officers of Morgan Stanley and Discover are hereby authorized, empowered and directed, in the name and on behalf of each of Morgan Stanley and Discover, respectively, to take or cause to be taken all such further action, to execute and deliver or cause to be executed and delivered all such further agreements, certificates, instruments and documents, to make or cause to be made all such filings with governmental or regulatory authorities, and to pay or cause to be paid all such fees and expenses, in each case which shall in such officers’ judgment be deemed necessary, proper or advisable to effect and carry out the intent of this Agreement, such determination to be evidenced conclusively by such officers’ execution and delivery thereof or taking of action in respect thereto.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names by a duly authorized officer as of the date first written above.

MORGAN STANLEY

By:	/s/ Robert W. Scully
Name:	Robert W. Scully
Title:	Co-President

DISCOVER FINANCIAL SERVICES

By:	/s/ David W. Nelms
Name:	David W. Nelms
Title:	Chief Executive Officer